EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Four Corners Property Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-214908) on Form S-3ASR of Four Corners Property Trust, Inc. of our reports dated February 19, 2019, with respect to the consolidated balance sheets of Four Corners Property Trust, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III - Real Estate Assets and Accumulated Depreciation (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Four Corners Property Trust, Inc.

/s/ KPMG LLP

San Francisco, California
February 19, 2019